CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 28, 2020, relating to the financial statements and financial highlights of Absolute Core Strategy ETF (the “Fund”), a series of Unified Series Trust, for the period January 21, 2020 (commencement of operations) to March 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

July 28, 2020